Exhibit 99.1

July 28, 2016	For More Information Contact:
For Immediate Release	Mark D. Curtis, SEVP, CFO and Treasurer
(516) 671-4900, Ext. 7413

THE FIRST OF LONG ISLAND CORPORATION

ANNOUNCES 21.4% INCREASE IN NET INCOME FOR THE SECOND QUARTER OF 2016

Glen Head, New York, July 28, 2016 (GLOBE NEWSWIRE) – The First of Long Island Corporation (Nasdaq: FLIC), the parent company of The First National Bank of Long Island, reported increases in net income and earnings per share for the three and six months ended June 30, 2016. In the highlights that follow, all comparisons are of the current three or six month period to the same period last year unless indicated otherwise.

SECOND QUARTER HIGHLIGHTS

●	Net Income increased 21.4% to $7.6 million from $6.3 million

●	EPS increased 13.6% to $.50 from $.44

●	Cash Dividends Per Share increased 5.3% to $.20 from $.19

●	Raised $35.3 million of Capital in a Public Offering to support continued growth

●	The Mortgage Loan Pipeline at quarter end was strong at $170 million

●	The Credit Quality of the Bank’s loan and securities portfolios remains excellent

SIX MONTH HIGHLIGHTS

●	Net Income increased 17.9% to $15.1 million from $12.8 million

●	EPS increased 13.3% to $1.02 from $.90

●	Cash Dividends Per Share increased 5.3% to $.40 from $.38

●	Tangible Book Value Per Share increased 10.3% to $19.59 from $17.76 at year end 2015

●	21.4% growth in the average balance of Loans

●	19.6% growth in the average balance of Total Deposits

●	13.3% growth in the average balance of Noninterest-Bearing Checking Deposits

●	14.2% growth in average Stockholders’ Equity

Analysis of Earnings – Six Months Ended June 30, 2016

Net income for the first six months of 2016 was $15.1 million, an increase of $2.3 million, or 17.9%, over the same period last year. The increase is primarily attributable to an increase in net interest income of $5.7 million, or 15.6%, and a decrease in the provision for loan losses of $961,000. The impact of these items was partially offset by increases in noninterest expense, before debt extinguishment costs, of $3.4 million and income tax expense of $678,000 and a decrease in noninterest income, before securities gains, of $265,000.

The increase in net interest income was primarily driven by growth in average interest-earning assets of $423.3 million, or 15.6%. Average interest-earning assets grew mostly because of increases in the average balances of loans of $402.5 million, or 21.4%, and nontaxable securities of $24.9 million, or 5.7%, partially offset by a decrease in the average balance of taxable securities of $26.7 million, or 7.2%. While most of the loan growth occurred in mortgage loans, commercial and industrial loans also grew partially because of the Bank’s small business credit scored loan initiative. The growth in loans and nontaxable securities was primarily funded by growth in the average balances of noninterest-bearing checking deposits of $90.9 million, or 13.3%, and interest-bearing deposits of $322.3 million, or 22.7%.

Intermediate and long-term interest rates are significantly lower now than they were at year-end 2015 and have been low and volatile for an extended period of time. In a low interest rate environment: (1) loans are sometimes originated and investments are sometimes made at yields lower than existing portfolio yields; (2) some loans prepay in full resulting in the immediate writeoff of deferred costs; (3) prepayment speeds on mortgage securities can be elevated resulting in accelerated amortization of purchase premiums; (4) the benefit of no cost funding in the form of noninterest-bearing checking deposits and capital is suppressed; and (5) the Bank’s ability to reduce deposit rates diminishes. Despite the downward pressure that these factors exert on net interest income, the Bank’s net interest margin of 2.91% for the first six months of 2016 was only down 3 basis points from the same period last year. This is because a significant portion of the Bank’s loan portfolio was originated in a low rate environment at yields not significantly different than those available in 2015 and thus far in 2016.

The decrease in the provision for loan losses for the current six month period versus the same period last year is largely due to lesser loan growth, the absence of an increase in specific reserves, a decrease in historical loss rates and net recoveries on loans previously charged off.

The increase in noninterest expense, before debt extinguishment costs, of $3.4 million, or 15.6%, is primarily attributable to increases in salaries of $1.0 million, or 10.3%, employee benefits expense of $710,000, or 25.9%, consulting expense of $765,000, computer and telecommunications expense of $386,000 and marketing expense of $173,000. The increase in salaries is primarily due to new branch openings, additions to staff in the back office, higher stock-based compensation expense and normal annual salary adjustments. The increase in employee benefits expense is largely due to an increase in group health insurance expense of $230,000 resulting from increases in staff count and the rates being paid for group health insurance, higher incentive compensation costs of $132,000 and an increase in pension expense of $254,000. The increase in pension expense is primarily attributable to the 2015 return on plan assets falling short of expectation and an increase in the number of plan participants. The increase in consulting expense is due to a one-time charge of $800,000 in the second quarter of 2016 for advisory services relating to a vendor contract renegotiation. The Corporation expects that the cost savings negotiated by the consultant over the life of the contract will far exceed the one-time consulting charge. The increase in computer and telecommunications expense is mainly attributable to a growth-related increase in telecommunications capacity and one-time expenses of approximately $126,000 related to changes in the Corporation’s network and security systems.

The $265,000 decrease in noninterest income, before securities gains, is primarily attributable to a $177,000 decrease in real estate tax refunds and a $91,000 sales tax refund in the first quarter of 2015.

The $678,000 increase in income tax expense is attributable to higher pre-tax earnings in the current six-month period partially offset by additional New York State income tax benefits derived from the Corporation’s captive REIT.

Analysis of Earnings – Second Quarter 2016 Versus Second Quarter 2015

Net income for the second quarter of 2016 was $7.6 million, representing an increase of $1.3 million, or 21.4%, over $6.3 million earned in the second quarter of last year. The increase is primarily attributable to an increase in net interest income of $2.8 million and a decrease in the provision for loan losses of $803,000. The positive impact of these items was partially offset by increases in salaries of $503,000, employee benefits expense of $404,000, consulting expense of $766,000 and computer and telecommunications expense of $258,000. The increases in net interest income, salaries, employee benefits, consulting and computer and telecommunications expense occurred for substantially the same reasons discussed above with respect to the six-month periods. The decrease in the provision for loan losses was largely due to lesser loan growth and the absence of an increase in specific reserves in the current quarter versus the same quarter last year.

Analysis of Earnings – Second Quarter Versus First Quarter 2016

Net income for the second quarter of 2016 increased $190,000 over $7.4 million earned in the first quarter. The increase was primarily attributable to an increase in net interest income of $572,000 and decreases in occupancy and equipment expense of $175,000 and provision for loan losses of $114,000, partially offset by higher consulting expense of $819,000. The increases in net interest income and consulting expense occurred for substantially the same reasons discussed above with respect to the six-month periods. The decline in occupancy and equipment expense reflects lower equipment maintenance and repair costs.

Asset Quality

The Bank’s allowance for loan losses to total loans decreased 3 basis points from 1.21% at year-end 2015 to 1.18% at June 30, 2016. The decrease is primarily due to improved economic conditions and a reduction in the historical loss component of the allowance for loan losses. The provision for loan losses was $392,000 and $1.4 million in the first six months of 2016 and 2015, respectively. The $392,000 provision in the first half of 2016 is primarily attributable to loan growth partially offset by improved economic conditions and the aforementioned reduction in historical losses. The $1.4 million provision in the first half of 2015 was primarily attributable to loan growth and the establishment of a $332,000 specific reserve on one loan deemed to be impaired, partially offset by improved economic conditions.

The credit quality of the Bank’s loan portfolio remains excellent. Nonaccrual loans amounted to $5.1 million, or .22% of total loans outstanding, at June 30, 2016, compared to $1.4 million, or .06%, at December 31, 2015. The increase in nonaccrual loans is primarily attributable to two related mortgage loans transferred to nonaccrual status, partially offset by loan sales and paydowns. These two mortgage loans are current on principal and interest payments and, based on new appraisals, have loan-to-value ratios of less than 50%. Troubled debt restructurings were essentially unchanged during the first half of 2016 amounting to $4.4 million, or .19% of total loans outstanding at June 30, 2016. Of the troubled debt restructurings, $3.5 million are performing in accordance with their modified terms and $860,000 are nonaccrual and included in the aforementioned amount of nonaccrual loans. Loans past due 30 through 89 days amounted to $1.3 million, or .06% of total loans outstanding, at June 30, 2016, compared to $1.0 million, or .04%, at December 31, 2015.

The credit quality of the Bank’s securities portfolio also remains excellent. The Bank’s mortgage securities are backed by mortgages underwritten on conventional terms, with 57% of these securities being full faith and credit obligations of the U.S. government and the balance being obligations of U.S. government sponsored entities. The remainder of the Bank’s securities portfolio principally consists of high quality, general obligation municipal securities rated AA or better by major rating agencies. In selecting municipal securities for purchase, the Bank uses credit agency ratings for screening purposes only and then performs its own credit analysis. On an ongoing basis, the Bank periodically assesses the credit strength of the municipal securities in its portfolio and makes decisions to hold or sell based on such assessments.

Capital

The Corporation’s Tier 1 leverage, Common Equity Tier 1 risk-based, Tier 1 risk-based and Total risk-based capital ratios were approximately 8.9%, 14.9%, 14.9% and 16.1%, respectively, at June 30, 2016. During the second quarter of 2016, the Corporation raised $35.3 million of capital in a public offering of 1.3 million shares of common stock. In addition, the Bank completed a deleveraging transaction in April 2016 that involved the sale of $40.3 million of mortgage securities at a gain of $1,795,000 and prepayment of $30 million of long-term debt at a cost of $1,756,000. The capital raise and, to a much lesser extent, the deleveraging transaction and retained net income were the primary drivers of a 100 basis point increase in the Corporation’s Tier 1 leverage capital ratio during the second quarter. The strength of the Corporation’s balance sheet positions the Corporation for continued growth in a measured and disciplined fashion.

On June 30, 2016, the Corporation increased the per investor limitation on quarterly stock purchases under its Dividend Reinvestment and Stock Purchase Plan from $20,000 to $50,000. This change is expected to provide additional capital that can be used to accommodate future growth.

Key Strategic Initiatives

Key strategic initiatives will continue to include loan and deposit growth through effective relationship management, targeted solicitation efforts, new product offerings and continued expansion of the Bank’s branch distribution system, particularly in the New York City boroughs of Queens and Brooklyn. With respect to loan growth, the Bank plans to continue to prudently manage concentration risk and further develop its broker and correspondent relationships. All loans originated through such relationships are underwritten by Bank personnel. The Bank’s branch distribution system currently consists of forty-four branches in Nassau and Suffolk Counties, Long Island and the boroughs of Queens and Manhattan. The Bank anticipates opening new branches in Bay Ridge, Brooklyn, College Point, Queens and East Islip, Long Island during the next twelve months and continues to evaluate sites for further branch expansion. In addition to loan and deposit growth, management is also focused on growing noninterest income from existing and potential new sources, which may include the acquisition of fee-based businesses.

Challenges We Face

The federal funds target rate increased by twenty-five basis points in December 2015. Further increases could exert upward pressure on non-maturity deposit rates. Intermediate and long-term interest rates are impacted by national and global forces and have been low and volatile for an extended period of time. They declined significantly since year-end 2015 and could remain low for the foreseeable future. This could cause investing and lending rates to be suboptimal. There is significant price competition for loans in the Bank’s marketplace and little room for the Bank to further reduce its deposit rates. These factors will make it difficult to improve net interest margin and could result in a decline in net interest margin from its current level and inhibit earnings growth for the foreseeable future.

The banking industry continues to be faced with new and complex regulatory requirements and enhanced supervisory oversight. Banking regulators are increasingly concerned about, among other things, growth, commercial real estate concentrations, underwriting of commercial real estate and commercial and industrial loans, capital levels and cyber security. These factors are exerting downward pressure on revenues and upward pressure on required capital levels and the cost of doing business.

CONSOLIDATED BALANCE SHEETS
(Unaudited)

	6/30/16	12/31/15
	(in thousands)

Assets:
Cash and cash equivalents	$51,026	$39,635

Investment securities:
Held-to-maturity, at amortized cost (fair value of $12,637 and $14,910)	12,206	14,371
Available-for-sale, at fair value	862,001	737,700
	874,207	752,071

Loans held-for-sale	-	105

Loans:
Commercial and industrial	105,106	93,056
Secured by real estate:
Commercial mortgages	1,043,560	1,036,331
Residential mortgages	1,110,977	1,025,215
Home equity lines	87,971	87,848
Consumer and other	5,998	5,733
	2,353,612	2,248,183
Allowance for loan losses	(27,677)	(27,256)
	2,325,935	2,220,927

Restricted stock, at cost	23,074	28,435
Bank premises and equipment, net	31,527	30,330
Bank-owned life insurance	32,914	32,447
Pension plan assets, net	14,451	14,337
Other assets	14,154	12,056
	$3,367,288	$3,130,343
Liabilities:
Deposits:
Checking	$765,392	$777,994
Savings, NOW and money market	1,562,740	1,195,968
Time, $100,000 and over	190,606	198,147
Time, other	106,117	112,566
	2,624,855	2,284,675

Short-term borrowings	57,666	211,502
Long-term debt	359,212	365,712
Accrued expenses and other liabilities	9,497	12,313
Deferred income taxes payable	10,406	5,205
	3,061,636	2,879,407
Stockholders' Equity:
Common stock, par value $.10 per share:
Authorized, 40,000,000 shares; Issued and outstanding, 15,590,694 and 14,116,677 shares	1,559	1,412
Surplus	96,273	56,931
Retained earnings	194,128	185,069
	291,960	243,412
Accumulated other comprehensive income, net of tax	13,692	7,524
	305,652	250,936
	$3,367,288	$3,130,343

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Six Months Ended		Three Months Ended
	6/30/16	6/30/15	6/30/16	6/30/15
	(dollars in thousands)

Interest and dividend income:
Loans	$40,055	$33,691	$20,241	$17,140
Investment securities:
Taxable	3,910	4,242	2,020	2,124
Nontaxable	6,823	6,792	3,420	3,403
	50,788	44,725	25,681	22,667
Interest expense:
Savings, NOW and money market deposits	2,343	1,150	1,410	605
Time deposits	2,674	3,070	1,299	1,489
Short-term borrowings	131	94	7	13
Long-term debt	3,666	4,111	1,692	2,066
	8,814	8,425	4,408	4,173
Net interest income	41,974	36,300	21,273	18,494
Provision for loan losses	392	1,353	139	942
Net interest income after provision for loan losses	41,582	34,947	21,134	17,552

Noninterest income:
Investment Management Division income	990	1,039	514	532
Service charges on deposit accounts	1,290	1,325	656	669
Net gains on sales of securities	1,844	1,133	1,844	1,133
Other	1,361	1,542	717	749
	5,485	5,039	3,731	3,083
Noninterest expense:
Salaries	11,049	10,020	5,471	4,968
Employee benefits	3,449	2,739	1,780	1,376
Occupancy and equipment	4,579	4,569	2,202	2,111
Debt extinguishment	1,756	1,084	1,756	1,084
Other	6,470	4,777	3,663	2,503
	27,303	23,189	14,872	12,042

Income before income taxes	19,764	16,797	9,993	8,593
Income tax expense	4,714	4,036	2,373	2,317
Net Income	$15,050	$12,761	$7,620	$6,276

Per Share Data:
Basic EPS	$1.03	$.91	$.51	$.45
Diluted EPS	$1.02	$.90	$.50	$.44
Cash Dividends Declared	$.40	$.38	$.20	$.19

FINANCIAL RATIOS

(Unaudited)

ROA	.94%	.92%	.93%	.88%
ROE	11.16%	10.83%	10.74%	10.53%
Net Interest Margin	2.91%	2.94%	2.89%	2.96%
Dividend Payout Ratio	39.22%	42.22%	40.00%	43.18%

PROBLEM AND POTENTIAL PROBLEM LOANS AND ASSETS

(Unaudited)

	6/30/16	12/31/15
	(in thousands)

Loans, excluding troubled debt restructurings:
Past due 30 through 89 days	$1,331	$1,003
Past due 90 days or more and still accruing	-	-
Nonaccrual (includes $105,000 in loans held-for-sale at 12/31/15)	4,217	535
	5,548	1,538
Troubled debt restructurings:
Performing according to their modified terms	3,530	3,581
Past due 30 through 89 days	-	-
Past due 90 days or more and still accruing	-	-
Nonaccrual	860	900
	4,390	4,481
Total past due, nonaccrual and restructured loans:
Restructured and performing according to their modified terms	3,530	3,581
Past due 30 through 89 days	1,331	1,003
Past due 90 days or more and still accruing	-	-
Nonaccrual	5,077	1,435
	9,938	6,019
Other real estate owned	-	-
	$9,938	$6,019

Allowance for loan losses	$27,677	$27,256
Allowance for loan losses as a percentage of total loans	1.18%	1.21%
Allowance for loan losses as a multiple of nonaccrual loans	5.5x	19.0x

AVERAGE BALANCE SHEET, INTEREST RATES AND INTEREST DIFFERENTIAL

(Unaudited)

	Six Months Ended June 30,
	2016			2015
	Average	Interest/	Average	Average	Interest/	Average
	Balance	Dividends	Rate	Balance	Dividends	Rate
	(in thousands)
Assets:
Interest-earning bank balances	$43,242	$111	.52%	$20,662	$25	.24%
Investment securities:
Taxable	345,785	3,799	2.20	372,462	4,217	2.26
Nontaxable (1)	460,309	10,497	4.56	435,445	10,449	4.80
Loans (1)	2,287,335	40,062	3.50	1,884,834	33,699	3.58
Total interest-earning assets	3,136,671	54,469	3.47	2,713,403	48,390	3.57
Allowance for loan losses	(27,711)			(23,704)
Net interest-earning assets	3,108,960			2,689,699
Cash and due from banks	30,165			28,404
Premises and equipment, net	30,958			28,839
Other assets	58,558			59,065
	$3,228,641			$2,806,007

Liabilities and Stockholders' Equity:
Savings, NOW & money market deposits	$1,436,975	2,343	.33	$1,097,823	1,150	.21
Time deposits	306,485	2,674	1.75	323,352	3,070	1.91
Total interest-bearing deposits	1,743,460	5,017	.58	1,421,175	4,220	.60
Short-term borrowings	53,690	131	.49	61,307	94	.31
Long-term debt	371,500	3,666	1.98	380,832	4,111	2.18
Total interest-bearing liabilities	2,168,650	8,814	.82	1,863,314	8,425	.91
Checking deposits	774,043			683,160
Other liabilities	14,707			22,020
	2,957,400			2,568,494
Stockholders' equity	271,241			237,513
	$3,228,641			$2,806,007

Net interest income (1)		$45,655			$39,965
Net interest spread (1)			2.65%			2.66%
Net interest margin (1)			2.91%			2.94%

(1) Tax-equivalent basis. Interest income on a tax-equivalent basis includes the additional amount of interest income that would have been earned if the Corporation's investment in tax-exempt loans and investment securities had been made in loans and investment securities subject to Federal income taxes yielding the same after-tax income. The tax-equivalent amount of $1.00 of nontaxable income was $1.54 for each period presented using the statutory Federal income tax rate.

Forward Looking Information

This earnings release contains various “forward-looking statements” within the meaning of that term as set forth in Rule 175 of the Securities Act of 1933 and Rule 3b-6 of the Securities Exchange Act of 1934. Such statements are generally contained in sentences including the words “may” or “expect” or “could” or “should” or “would” or “believe”. The Corporation cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties that could cause actual results to differ materially from those contemplated by the forward-looking statements. Factors that could cause future results to vary from current management expectations include, but are not limited to, changing economic conditions; legislative and regulatory changes; monetary and fiscal policies of the federal government; changes in interest rates; deposit flows and the cost of funds; demands for loan products; competition; changes in management’s business strategies; changes in accounting principles, policies or guidelines; changes in real estate values; and other factors discussed in the “risk factors” section of the Corporation’s filings with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this report, and the Corporation assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

For more detailed financial information please see the Corporation’s quarterly report on Form 10-Q for the quarter ended June 30, 2016. The Form 10-Q will be available through the Bank’s website at www.fnbli.com on or about August 9, 2016, after it is electronically filed with the Securities and Exchange Commission (“SEC”). Our SEC filings are also available on the SEC’s website at www.sec.gov. You may also read and copy any document we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, DC 20549. You should call 1-800-SEC-0330 for more information on the public reference room.